Exhibit 99.1

For Immediate Release	Contact:	Laurey Peat
Laurey Peat & Assoc.

(214) 871-8787

TUESDAY MORNING DEEMS CLAIBORNE SUIT

BASELESS AND WITHOUT MERIT

DALLAS, TX – May 12, 2004 – Tuesday Morning Corporation (NASDAQ: TUES), the leading national deep-discount retailer of first quality famous maker home furnishings and gifts, has issued the following statement in response to recent news reports:

It has been reported in the media that Liz Claiborne, Inc., the alleged owner of the Monet mark for jewelry, has filed suit against Tuesday Morning claiming that we knowingly and improperly purchased and engaged in the sale of costume jewelry that Claiborne claims to be inauthentic. Tuesday Morning has initiated an internal investigation into this matter and, to date, has determined that these allegations have no basis in fact. We are confident that we will be found not liable on all counts alleged in this case.

Tuesday Morning has not been provided nor has it otherwise obtained any evidence that would substantiate any of these claims. Claiborne has provided no objective or independently verifiable evidence to any party to date. Tuesday Morning has not been formally contacted by any government authority or agency alleging or investigating any impropriety on our part. To the best of our knowledge, Claiborne’s case, as it relates to Tuesday Morning, is founded entirely on the basis of speculation.

Moreover, in our view, Claiborne’s conduct as it relates to the pursuit of this matter has been irresponsible, improper and unprofessional. Claiborne never contacted Tuesday Morning regarding its sale of Monet jewelry in the past, never objected to the sale of this

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heavily advertised merchandise, and never raised any questions with Tuesday Morning regarding the quality or authenticity of these goods prior to naming us in the aforementioned complaint. Moreover, neither the Chief Executive Officer nor the Chief Financial Officer of Claiborne has been willing to communicate directly with Tuesday Morning regarding this matter. It should also be noted that Claiborne, through its attorneys, offered to drop its case against Tuesday Morning in return for a significantly reduced amount; Tuesday Morning immediately rejected this demand.

While the outcome of this matter is not likely to be material to Tuesday Morning’s financial results, our reputation is of great value to us. It has always been and remains Tuesday Morning’s policy to purchase and offer for sale only first quality, authentic merchandise. Any statement to the contrary impugns the integrity not only of the Company but also that of all reputable suppliers with whom Tuesday Morning regularly engages in business.

We intend to cooperate fully with any and all proceedings designed to determine the facts in this case and look forward to its timely resolution. We will defend this matter vigorously in the courts and will seek, through countersuit, to recover any actual damages that we may have sustained. Moreover, Tuesday Morning will seek compensation for any damages to the Company’s reputation and relationships with its reputable suppliers, loyal customers and shareholders resulting directly or indirectly from Liz Claiborne’s irresponsible conduct in this matter.

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